EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 25, 2012, with respect to the consolidated balance sheets of Gryphon Gold Corporation as of March 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which is included in the Registration Statement on Form S-1 under the Securities Act of 1933 dated on or about July 17, 2012.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington
July 17, 2012